As filed with the Securities and Exchange Commission on April 20, 2007

Registration No. 333-140897

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HUNTINGTON BANCSHARES INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland	6021	31-0724920
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

(614) 480-8300

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Cheap, Esq.

General Counsel and Secretary

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

(614) 480-8300

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

George R. Bason, Jr., Esq. John H. Butler, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	W. Granger Souder, Jr., Esq. Sky Financial Group, Inc. P.O. Box 428 221 South Church Street Bowling Green, Ohio 43402 (419) 327-6300

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (Commission File No. 333-140897) is being filed solely for the purpose of filing Exhibit 8.1 hereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM	20. Indemnification of Directors and Officers.

The Registrant’s charter provides that it shall indemnify its directors to the fullest extent under the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws, its officers to the same extent it shall indemnify its directors, and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with Maryland law.

Section 2-418 of the Maryland General Corporation Law provides, in substance, that a corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner or trustee who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director or officer actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit.

Termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the shareholders (other than shareholders who are also directors or officers who are parties).

Section 2-418 provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding shall be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court shall require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court shall order indemnification, in which case the director or officer shall be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, shall be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exceptions, the directors and officers of the Registrant and its affiliates are insured (subject to certain maximum amounts and deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers or while acting in their capacities as fiduciaries in the administration of certain of the Registrant’s employee benefit programs. The Registrant is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.

ITEM 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 20, 2006, by and between Huntington Bancshares Incorporated, Penguin Acquisition, LLC and Sky Financial Group, Inc.*

3.1	Articles of Restatement of Charter, Articles of Amendment to Articles of Restatement of Charter, and Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 000-02525) filed March 1, 1994).

3.2	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 000-02525) filed May 15, 1998).

3.3	Amended and Restated Bylaws of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3(ii).1 to the Current Report on Form 8-K (File No. 000-02525) filed April 18, 2007.

3.4	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-02525) filed January 18, 2007).

5.1	Opinion of Richard A. Cheap, Esq., General Counsel and Secretary of Huntington Bancshares Incorporated, as to the validity of the shares of Huntington common stock.*

8.1	Opinion of Davis Polk & Wardwell as to certain tax matters.

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

10.1	Employment Agreement dated December 20, 2006 between Thomas E. Hoaglin and Huntington Bancshares Incorporated.*

10.2	Employment Agreement dated December 20, 2006 between Marty E. Adams and Huntington Bancshares Incorporated.*

21.1	Subsidiaries of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-02525) filed January 18, 2007).

Exhibit No.	Description
23.1	Consent of Richard A. Cheap, Esq., General Counsel and Secretary of Huntington Bancshares Incorporated.*

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 8.1 hereto).

23.3	Consent of Wachtell, Lipton, Rosen & Katz.*

23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

23.5	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

24.1	Power of Attorney.*

99.1	Form of Proxy for Annual Meeting of Shareholders of Huntington Bancshares Incorporated.*

99.2	Form of Proxy for Special Meeting of Shareholders of Sky Financial Group, Inc.*

99.3	Consent of Lehman Brothers Inc.*

99.4	Consent of Bear, Stearns & Co. Inc.*

99.5	Consent of Sandler O’Neill & Partners, L.P.*

*	Previously filed.

(b) Financial Statement Schedules.

Not Applicable.

(c) Fairness Opinions.

Included in Part I as Appendices B, C and D to the joint proxy statement/prospectus included in Amendment No. 2 to the Registration Statement on Form S-4 (Registration No. 333-140897).

ITEM	22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, State of Ohio, on April 20, 2007.

HUNTINGTON BANCSHARES INCORPORATED

By:	/S/ THOMAS E. HOAGLIN
Thomas E. Hoaglin Chairman, President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints the Chairman, the Chief Financial Officer or the Secretary, or any of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, including post-effective amendments to the Registration Statement, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS E. HOAGLIN Thomas E. Hoaglin	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2007

* Donald R. Kimble	Chief Financial Officer (Principal Financial Officer)	April 20, 2007

* Thomas P. Reed	Controller and Senior Vice President (Principal Accounting Officer)	April 20, 2007

* Raymond J. Biggs	Director	April 20, 2007

* Don M. Casto III	Director	April 20, 2007

* Michael J. Endres	Director	April 20, 2007

* John B. Gerlach, Jr.	Director	April 20, 2007

* Karen A. Holbrook	Director	April 20, 2007

* David P. Lauer	Director	April 20, 2007

Signature	Title	Date

* Wm. J. Lhota	Director	April 20, 2007

* Gene E. Little	Director	April 20, 2007

* David L. Porteous	Director	April 20, 2007

* Kathleen H. Ransier	Director	April 20, 2007

*By:	/S/ THOMAS E. HOAGLIN
Thomas E. Hoaglin as attorney-in-fact.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 20, 2006, by and between Huntington Bancshares Incorporated, Penguin Acquisition, LLC and Sky Financial Group, Inc.*

3.1	Articles of Restatement of Charter, Articles of Amendment to Articles of Restatement of Charter, and Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 000-02525) filed March 1, 1994).

3.2	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 000-02525) filed May 15, 1998).

3.3	Amended and Restated Bylaws of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3(ii).1 to the Current Report on Form 8-K (File No. 000-02525) filed April 18, 2007.

3.4	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-02525) filed January 18, 2007).

5.1	Opinion of Richard A. Cheap, Esq., General Counsel and Secretary of Huntington Bancshares Incorporated, as to the validity of the shares of Huntington common stock.*

8.1	Opinion of Davis Polk & Wardwell as to certain tax matters.

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.*

10.1	Employment Agreement dated December 20, 2006 between Thomas E. Hoaglin and Huntington Bancshares Incorporated.*

10.2	Employment Agreement dated December 20, 2006 between Marty E. Adams and Huntington Bancshares Incorporated.*

21.1	Subsidiaries of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-02525) filed January 18, 2007).

23.1	Consent of Richard A. Cheap, Esq., General Counsel and Secretary of Huntington Bancshares Incorporated .*

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 8.1 hereto).

23.3	Consent of Wachtell, Lipton, Rosen & Katz.*

23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

23.5	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

24.1	Power of Attorney.*

99.1	Form of Proxy for Annual Meeting of Shareholders of Huntington Bancshares Incorporated.*

99.2	Form of Proxy for Special Meeting of Shareholders of Sky Financial Group, Inc.*

99.3	Consent of Lehman Brothers Inc.*

99.4	Consent of Bear, Stearns & Co. Inc.*

99.5	Consent of Sandler O’Neill & Partners, L.P.*

*	Previously filed.